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                                                                      EXHIBIT 21
                                                                      ----------
                         SUBSIDIARIES OF THE REGISTRANT
                         ------------------------------


                                     State of       Name Under Which
Subsidiary                        Incorporation     Subsidiary Does Business
----------                        -------------     ------------------------
The Citizens Banking Company           Ohio         The Citizens Banking Company
     * ValueNet, Inc.                  Ohio         ValueNet, Inc.

Freedom Financial Life               Arizona        Freedom Financial Life Insurance
  Insurance Company                                  Company

First National Bank                United States    First National Bank of Chester
   of Chester

Freedom Express, Inc.                  Ohio          Freedom Express, Inc.